Exhibit 10.12

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of January 1, 2015 (the “Effective Date”), by and between MAJESCO, a California corporation with offices located at 5 Penn Plaza, 14th Floor, New York, NY 10001 (“Company”), and William Freitag (“Employee”).

RECITALS

A.           Employee is an owner, the Chief Executive Officer and Managing Partner of Agile Technologies, LLC (“Agile”).

B.           Company and Agile have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby Company is acquiring certain assets of Agile (the “Purchase Transaction”).

C.           Pursuant to the terms and conditions of the Purchase Agreement, Company has agreed to offer employment to certain employees of Agile, including Employee.

D.           In connection with the consummation of the Purchase Transaction, Company and Employee have agreed that Employee will be employed by Company effective as of the closing of the Purchase Transaction.

E.           Company and Employee are entering into this Agreement for the purpose of memorializing the terms upon which, and the conditions subject to which, Company will employ Employee and Employee will provide services to Company, effective as of the closing of the Purchase Transaction.

F.           Company and Employee agree the Earn-Out provision(s) of the Purchase Agreement will not impact any areas of the employment, including Section 3.2 of this Agreement.

AGREEMENT

THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, including the consideration described in the recitals above and the Deferred Payments set forth in the Purchase Agreement, Company and Employee agree as follows:

ARTICLE One

DEFINITIONS AND TERMS

1.1           Definitions. For purposes of this Agreement, the following terms are defined as set forth in this Section 1.1 or in the provisions of this Agreement to which reference is made in this Section 1.1. All references to a Recital, Article, or Section are to a Recital, Article, or Section of this Agreement, unless otherwise indicated, and all references to an Exhibit are to an Exhibit attached to and made a part of this Agreement, unless otherwise indicated.

Accrued Compensation means any and all earned but unpaid Annual Salary and earned but unused vacation and other earned paid time off, in each case, through and including the Termination Date.

Affiliate means, as to any Person, any other Person who directly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” “controlled by,” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or interests, by contract, or otherwise).

Agile has the meaning given such term in the recitals.

Agile Business has the meaning given such term in Section 2.2(c).

Annual Salary has the meaning given such term in Section 4.1.

Agreement means this Employment Agreement, as it may be amended from time to time.

Board means the board of directors of Company.

Business Day means every day other than a Saturday, Sunday or any day on which commercial banks in the State of New York or New Jersey are authorized or obligated to close.

Cause means any one or more of the following during the Term: (a) Employee’s willful and knowing gross misconduct that is work-related and not cured within 30 days after Company gives Employee written notice thereof containing a reasonably detailed description of the alleged misconduct, unless the NACEO determines reasonably and in good faith that such misconduct is not capable of being cured within such thirty (30) days, in which case such thirty (30) days’ notice is not required; (b) Employee’s fraud or misappropriation of Company funds (other than inadvertent misappropriations as a result of unintentional errors); (c) Employee’s conviction of or pleas of guilty or nolo contender to (i) any felony, (ii) any drug related offense; or (iii) any offense involving moral turpitude that results or will result in material harm to Company or its Affiliates, as determined reasonably and in good faith by the NACEO; (d) the absence (other than absence by reason of Disability or a condition that is reasonably expected to become a Disability, or for vacation, sick days or other time off taken in accordance with Company policy or otherwise approved by Company or leave under the Family Medical Leave Act or otherwise permitted under applicable Laws) of Employee from work for a period of 60 consecutive Business Days during any 90-day period while this Agreement remains in effect; or (e) the willful and knowing material breach by Employee of any covenants set forth in this Agreement or any material written policies of the Company, the breach of which would reasonably be expected to expose the Company or its Affiliates to material liability to a third party (including another employee of the Company or its Affiliates), as determined reasonably and in good faith by the NACEO, that is not cured within 10 days after Company gives Employee written notice thereof containing a reasonably detailed description of the alleged breach, unless the NACEO determines reasonably and in good faith that such breach is not capable of being cured within 10 days, in which case such 10 day notice period is not required.

Code means the Internal Revenue Code of 1986, and the Treasury Regulations promulgated thereunder.

Company has the meaning given such term in the initial paragraph of this Agreement.

Company Business means the business of providing business process reengineering, requirements definition, testing, business intelligence, and data warehousing services to property and casualty insurance companies as conducted by the Segment during the period of Employee’s employment with the Company.

Company Clients means (a) the customers of the Company Business as of, or during the 12 month period before, the Termination Date, about which the Employee had actual knowledge; (b) any prospective customers of the Company Business during the during the 12 month period before, the Termination Date about which Employee had actual knowledge or with respect to which Employee received material Confidential Information; and (c) any other customer of the Company or its Affiliates as of, or during the 12 month period before, the Termination Date, or prospective customer of the Company or its Affiliates during the 12 month period before, the Termination Date, in each case, about which Employee has actual knowledge and (i) with respect to which Employee has received material Confidential Information, (ii) with which Employee has had direct substantial contact, (iii) to which Employee has provided services in the course of performing his duties for the Company, or (iv) with respect to which Employee was actively engaged in the solicitation of such Person’s business with the Company or such of its Affiliates.

Company Subsidiary means any corporation or other entity that is a Subsidiary of the Company.

Competitive Services means the provision of business process reengineering, requirements definition, testing, business intelligence, and data warehousing services to property and casualty insurance companies; provided that Competitive Services shall not include any aspect of the Agile Business and Employee’s engagement in or conduct of any aspect of the Agile Business shall not be considered Competitive Services.

Confidential Information of Company and its Affiliates means, to the extent not publicly available or generally known in the industry: (a) information of a technical and business nature pertaining to Company’s or its Affiliates’ products, sales, licensing, consulting and other services; the identity of previous, existing, or potential employees and Company Clients; the confidential information supplied by previous, existing, or potential employees and Company Clients; the terms and conditions under which Company or its Affiliates deal with past, present, or future employees and Company Clients; the forms, unique techniques, methods, training systems, and procedures for operation of Company’s or its Affiliates’ sales, licensing, consulting and other services; the terms and conditions under which Company or its Affiliates deal with other Persons engaged in business similar to the Company Business; and Company’s or its Affiliates’ contacts with such Persons and suppliers; and (b) Proprietary Information and Trade Secrets, as defined herein. Notwithstanding the foregoing, Confidential Information does not include any (i) personal expertise, (ii) and/or know-how of Employee that is acquired prior to the Effective Date, or (iii) any information that is or becomes generally available to the public other than by reason of Employee’s breach of this Agreement.

Corporate Opportunity has the meaning given such term in Section 6.2.

Disability means Employee is entitled to receive long-term disability benefits under Company’s long-term disability plan as then in effect, or in the absence of such plan, Employee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement with or without reasonable accommodation for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Employee’s Disability as to which Employee and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and Company. If Employee and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The Company shall bear the expense of such physicians. The determination of Disability made in writing to Company and Employee shall be final and conclusive for all purposes of this Agreement.

Effective Date has the meaning given such term in the initial paragraph of this Agreement.

Employee has the meaning given such term in the initial paragraph of this Agreement.

Good Reason means the occurrence of any of the following, in each case without Employee’s prior written consent: (a) a reduction in Employee’s Annual Salary; (b) a relocation of Employee’s principal place of employment by more than fifty (50) miles; (c) a failure by the Company to pay to Employee any amounts payable as and when due or any other material breach by Company of any covenants or obligations of this Agreement; (d) a material, adverse change in Employee’s title, authority, duties or responsibilities as contemplated by this Agreement (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable Law); or (e) Company’s failure to obtain a written agreement from any assignee of or successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no assignment or succession had taken place, except where such assumption occurs by operation of Law. Notwithstanding the foregoing, Good Reason shall only exist if Employee provides Company written notice of the “Good Reason” event described in (a) through (e) of the preceding sentence within sixty (60) days of Employee having actual knowledge of the initial existence of the condition, if the Company fails to remedy the Good Reason event within thirty (30) days of such written notice, and if Employee terminates his employment with the Company within sixty (60) days thereafter.

Initial Term has the meaning given such term in Section 3.1.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, or opinions of any Tribunal.

Notice of Non-Renewal has the meaning given such term in Section 3.1.

Person means any individual, corporation, partnership, joint venture, limited liability company, trust, Tribunal, or other entity.

Proceeding has the meaning given such term in Section 7.1.

Proprietary Information has the meaning given such term in Section 5.3.

Purchase Agreement has the meaning given such term in the recitals.

Purchase Transaction has the meaning given such term in the recitals.

Renewal Date has the meaning given such term in Section 3.1.

Renewal Term has the meaning given such term in Section 3.1.

Rights mean legal and equitable rights, remedies, powers, privileges, and benefits.

Segment means the business segment or division of the Company through which the Company Business is conducted.

Severance Payment means an amount determined by (i) dividing Employee’s highest Annual Salary over the past 12 months by twelve (12) to determine the “Monthly Salary,” and then (ii) multiplying the Monthly Salary by the number of full and partial months (pro-rated for partial months) remaining in the three year period commencing on the Effective Date and ending on the third anniversary of the Effective Date following the Termination Date, if any.

Subsidiary of a Person means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries; when used without reference to a Person other than Company, “Subsidiary” means a Company Subsidiary.

Taxes means all taxes and charges of any nature whatsoever imposed by any Law or Tribunal.

Term has the meaning given such term in Section 3.1.

Termination Date means the effective date of the termination of Employee’s employment with the Company.

Territory means North America.

Trade Secrets of Company and its Affiliates means including without limitation any of the following that is non-public and owned by the Company or its Affiliates: (a) technical or non-technical data, formulae, patterns, compilations, programs, source code, tools, tool kits, object code, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of suppliers; (b) computerized or computer recorded materials, training materials, policy and procedure manuals, video and audio tape recordings of training and operating methods and techniques, source documents, advertising theories, formats for advertising special advertising programs, and other business methods and techniques; (c) information, business strategies and methods, and techniques which are commonly considered confidential in the business in which Company is engaged, including, without limitation, elearning training systems, videoconference systems, and training and education systems; and (d) all documents, manuals, and other tangible things or media of storage or communication containing, expressing, reflecting, embodying, or illustrating any of the foregoing, including, without limitation, all materials which are marked as “confidential,” “secret,” “internal,” or “proprietary”.

Tribunal means any (a) local, state, federal, or foreign judicial, executive, administrative, regulatory, or legislative instrumentality, and (b) private arbitration board or panel.

Unreimbursed Expenses means unreimbursed business expenses incurred by Employee, in accordance with Company’s written expense reimbursement policies as in effect from time to time, through and including the Termination Date.

1.2          Number and Gender of Words. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate and vice versa, and words of any gender shall include each other gender where appropriate.

ARTICLE Two

EMPLOYMENT OF EMPLOYEE

2.1         Employment. Company hereby agrees to employ Employee and Employee hereby agrees to accept such employment with Company subject to the terms and conditions set forth in this Agreement. This Agreement is effective on and as of the Effective Date.

2.2         Duties and Authority.

(a)          Duties of Employee. Until termination of this Agreement, Employee will be employed by Company as Executive Vice President of the Segment, reporting to Company’s Chief Executive Officer for North America (the “NACEO”), and will faithfully and to the best of Employee’s ability perform such duties as may be determined and directed by the Board of Company or by the NACEO, which duties shall be consistent with such position. In performing Employee’s duties and exercising Employee’s authority under this Agreement, Employee will endeavor to support and implement the business and strategic plans approved from time to time by Company’s Board and to support and cooperate with Company’s efforts to develop its markets, expand its business, and operate profitably and in conformity with the business and strategic plans approved by Company’s Board.

(b)          Employee’s Authority. In performing Employee’s duties under this Agreement, Employee will have such authority as is necessary for Employee to fulfill Employee’s duties with Company, subject, however, to Company’s articles of incorporation and bylaws and such written policies and procedures as may from time to time be adopted by, or such written directives of, the NACEO or the Board of Company as may from time to time be given to Employee.

(c)          Time and Attention to Services. During the Term, Employee will devote substantially all of Employee’s business time and attention to the performance of Employee’s duties to Company; provided that Employee shall be permitted to devote Employee’s business time and attention to the business and affairs of Agile that were excluded from the Purchase Transaction for purposes of performing and completing any remaining obligations of Agile under existing contracts or other arrangements with clients remaining with Agile) and winding down Agile’s business operations, all subject to, as contemplated by and in accordance with the Purchase Agreement and that certain Facilitation Agreement executed in connection with the Purchase Agreement (“Agile Business”). Subject to the foregoing, during the Term, Employee will not engage in any other work not related to Company without the express permission of Company’s NACEO; provided that the foregoing shall not prohibit employee from engaging in any charitable or civic activities during the Term outside of regular working hours.

(d)          Principal Place of Employment. The principal place of Employee’s employment shall be Atlanta, Georgia located at 400 Perimeter Center Terrace, Suite 145, Atlanta, Georgia 30346; provided that Employee may be required to travel on Company business.

ARTICLE Three

TERM AND TERMINATION

3.1          Term. This Agreement is effective as of the Effective Date and will continue in effect through the third anniversary of the Effective Date unless it is earlier terminated in accordance with Section 3.2 (the “Initial Term”); provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (each a “Renewal Date”), the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year unless it is earlier terminated in accordance with Section 3.2 (each such one year (or lesser) period a “Renewal Term”, and the Renewal Terms together with the Initial Term, the “Term”), unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days’ prior to the applicable Renewal Date (a “Notice of Non-Renewal”). For clarity, and notwithstanding anything to the contrary herein, the Term shall end, and not extend beyond, the Termination Date.

3.2         Termination. This Agreement, and Employee’s employment hereunder, may be terminated at any time after the Effective Date, as follows :

(a)          Intentionally omitted.

(b)          Termination by Company for Cause. This Agreement and Employee’s employment with Company may be terminated by Company at any time for Cause by the delivery to Employee of a written notice of termination stating the Termination Date and the basis upon which this Agreement is being terminated by Company. In the event of termination of this Agreement by Company for Cause, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, and (iii) such employee benefits (including equity compensation), if any, as to which the Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law or as otherwise agreed or provided by the Company. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than 30 days after the Termination Date.

(c)          Termination by Company without Cause or by Employee for Good Reason. This Agreement and Employee’s employment with Company may be terminated by Company at any time without Cause or by Employee for Good Reason by the delivery to the other party of written notice of termination stating the Termination Date (which shall not be any sooner than 10 Business Days following the delivery of such notice of termination) and the basis upon which this Agreement is being terminated. Upon the termination of this Agreement and Employee’s employment with the Company by Company without Cause or by Employee for Good Reason, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, (iii) such employee benefits (including equity compensation), if any, as to which the Employee may be entitled under Company’s employee benefit plans as of the Termination Date, and (iv) the Severance Payment (if such termination occurs during the three year period commencing on the Effective Date and ending on the third anniversary of the Effective Date), but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law or as otherwise agreed or provided by the Company. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date. The Company will pay the Severance Payment in equal monthly installments (without interest) on the first day of each calendar month, beginning on the later of (1) the first day of the calendar month next succeeding the month in which the Termination Date occurs, and (2) if the provisions of 29 U.S.C. Sec. 626 (f)(1)(F)(ii) regarding a forty-five (45) day notice period are applicable, the first day of the second calendar month next succeeding the month in which the Termination Date occurs. Company’s obligation to pay the Severance Payment, as contemplated by this Section 3.2(c), is expressly conditioned upon Employee’s (x) delivery to Company, and nonrevocation, of an executed full general release, in the Company’s standard form provided to similarly situated employees, releasing all claims, known or unknown, that Employee may have against Company and its Affiliates arising out of or in any way related to Employee’s employment or termination of employment with Company, but not including any failures to pay the amounts payable to Employee hereunder, which release will be provided on or before the Termination Date, and (y) continued compliance by Employee with the provisions of Article Five. If Company does not receive the executed general release from Employee within 30 days following the Termination Date (or fifty (50) days following the Termination Date if 29 U.S.C. Sec. 626 (f)(1)(F)(ii) applies) (such thirty (30)-day or fifty (50)-day period, as applicable, the “Release Execution Period”), or Employee revokes the release, or Employee fails to comply with the provisions of Article Five, or Employee has filed claims or a lawsuit against Company or its Affiliates, Company shall not be obligated to pay, and Employee shall not be entitled to receive, the Severance Payment. Notwithstanding the foregoing, if the Release Execution Period begins in one taxable year and ends in another taxable year, the Severance Payment shall not commence until the beginning of the second taxable year.

(d)          Termination by Employee without Good Reason; Termination on Non-Renewal. This Agreement and Employee’s employment with Company may be terminated by Employee at any time without Good Reason. Upon such termination by Employee, or upon the termination of Employee’s employment by reason of the expiration of the Initial Term on the third anniversary of the Effective Date or any Renewal Term at the end thereof, in each case, following the giving of a Notice of Non-Renewal by Company or Employee, Employee will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, and (iii) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law or as otherwise agreed or provided by the Company. The Company will pay Employee his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date. On or after the date on which Company receives notice of Employee’s termination of this Agreement under this Section 3.2(d), Company, at its election, may continue Employee’s salary, benefits, and other compensation through the date of termination specified in Employee’s notice or terminate Employee’s employment immediately.

(e)          Termination Upon Death or Disability of Employee. This Agreement and Employee’s employment with Company will be terminated immediately upon the death or Disability of Employee. Upon termination due to Employee’s death or Disability, Employee (or Employee’s estate) will be entitled to (i) Employee’s Accrued Compensation, (ii) reimbursement for Employee’s Unreimbursed Expenses, and (iii) such employee benefits (including equity compensation), if any, as to which the Employee may be entitled under Company’s employee benefit plans as of the Termination Date, but will not be entitled to any other salary, benefits, bonus or other compensation of any kind with respect to periods after the Termination Date, except as otherwise required by applicable Law. The Company will pay Employee or his estate his Accrued Compensation in a lump sum on the earliest of (A) the date required under applicable Law or (B) the date on which Company’s next regularly scheduled payroll occurs. The Company will pay Employee or his estate his Unreimbursed Expenses in accordance with Company policy, but in no event later than thirty (30) days after the Termination Date.

(f)          Exclusivity of Termination Provisions. The termination provisions of this Agreement regarding the parties’ respective obligations in the event Employee’s employment is terminated are intended to be exclusive and in lieu of any other Rights to which Employee or Company may otherwise be entitled by Law, in equity, or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally or in writing, unless any such modification is mutually agreed upon in writing and signed by Company and Employee.

ARTICLE Four

COMPENSATION AND BENEFITS

4.1          Annual Salary. In consideration of the performance of Employee’s duties and the fulfillment of Employee’s obligations under this Agreement, beginning on the Effective Date and continuing throughout the Term, Employee will be paid an annual salary of $325,000 (the “Annual Salary”). Employee’s Annual Salary will be payable in such manner as the salaries of other similarly situated employees of Company are paid and in accordance with Company policy adopted by Company’s Board. The amount of Employee’s Annual Salary may be increased from time to time in the sole discretion of the Company in which case, “Annual Salary” shall mean such increased amount.

4.2          Variable Pay. Employee may be eligible for a bonus at the discretion of the NACEO.

4.3          Other Benefits. Commencing on the Effective Date and thereafter throughout the Term, Employee will be entitled to participate in all of Company’s employee benefit plans and arrangements as to all benefits generally provided or made available to other executives of Company, whether such plans or benefits are in effect at the Effective Date or are established after the Effective Date, including, but without limitation, participation in any incentive compensation plan, equity plan pension or retirement plan, and such group medical (including dental) insurance, disability insurance, and life insurance benefits as are made available to other executives of Company, subject, however, to (i) eligibility requirements and (ii) modification or elimination in accordance with Company’s standard policies as in effect from time to time; provided that Company shall cause each of Company’s employee benefit plans and arrangements to take into account for all purposes, including eligibility, vesting and benefit accrual, under such employee benefit plans and arrangements, the service of Employee with Agile to the same extent as if such service was with Company. For clarity, Employee shall be eligible to receive stock options pursuant to the employee stock option plans of either Mastek Ltd. or the Company, subject to the discretion of the Company’s Board of Directors.

4.4          Vacation. During the Term, Employee will be entitled to paid vacation on a basis that is at least as favorable as that provided to other executives of Company. For purposes of determining the amount of paid vacation Employee is entitled to receive, Company shall take into account for all purposes the service of Employee with Agile to the same extent as if such service was with Company.

4.5          Business Expenses. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Employee in connection with the performance of Employee’s duties hereunder in accordance with Company’s expense written reimbursement policies and procedures.

ARTICLE Five

CERTAIN REPRESENTATIONS, WARRANTIES
AND COVENANTS OF EMPLOYEE

5.1          Representations and Warranties. Employee represents and warrants to Company that (a) Employee is free to enter into this Agreement, to perform Employee’s duties under this Agreement, and to fulfill Employee’s obligations under this Agreement, (b) Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (c) Employee’s execution and performance of this Agreement does not breach or violate any other agreement to which Employee is a party or by which Employee is bound, and (d) Employee has no right or other interest in Company’s Trade Secrets and other Confidential Information.

5.2          Confidentiality and Non-Disclosure. Employee acknowledges that in the performance of Employee’s duties ·to Company under this Agreement, Employee has gained and will continue to gain a close, personal, and special influence with Company’s employees, Company Clients and Company suppliers and will obtain and/or develop certain valuable Confidential Information of or pertaining to Company or its Affiliates, which Confidential Information has been or will be uniquely developed by or for Company or its Affiliates and cannot be readily obtained by third parties from outside sources. Employee accordingly agrees as follows:

(a)          Defamatory Statements. Employee will not at any time in any individual or representative capacity whatsoever, make any defamatory statement oral or written, about the Company or the Company Subsidiaries or Affiliates, provided, however, that any statements made by Employee in good faith in response to a subpoena or other court order or in compliance with any applicable Law or regulation shall not violate this Agreement.

(b)          Covenant of Confidentiality. All Confidential Information belonging to, Company, its Affiliates, or their clients, whether before or after the Effective Date, shall at all times be held in strict confidence, shall be used only for the purpose of this Agreement, and shall not be disclosed by Employee without the prior written consent of Company, except as may be necessary by reason of legal, accounting, or regulatory requirements. As between Employee and the Company, all Confidential Information shall be and remain the property of the Company or its Affiliates, as applicable.

(c)          Return of Tangible Confidential Information. Upon the termination of Employee’s employment with Company, Employee will surrender to Company all tangible Confidential Information in the possession of Employee belonging to Company or any of its Affiliates.

(d)          Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on Employee’s part of any agreement in this Section 5.2 will cause irreparable damage to Company and to its Affiliates, and accordingly Employee agrees that Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee without any requirement that any bond be posted as security for such equitable relief; and such right to an injunction shall be cumulative and in addition to whatever other remedies Company may have.

(e)          Survival of Terms. The terms and agreements set forth in this Section 5.2 shall survive the expiration of the Term or the earlier termination of this Agreement regardless of the reason. The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this Section 5.2.

5.3         Proprietary Information. Employee agrees to promptly and freely disclose to Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, hardware, circuitry, diagrams, copyrights, copyrightable works, trademarks, service marks, trade names, logos, trade secrets, and any other proprietary information, whether patentable or not, which are conceived, developed, and made or acquired by Employee, alone or jointly with others, during the Term or using Company’s time, data, facilities, and/or materials, and which are related to the Company Business or which Employee conceives, develops, makes, or acquires in pursuit of the Company Business in the course of Employee’s employment by Company (collectively, “Proprietary Information”), and Employee agrees to assign and hereby does assign all of Employee’s right, title, and interest therein to Company. Whenever requested to do so by Company, Employee will execute applications, assignments, or other instruments which Company deems necessary to apply for and, at the Company’s sole cost and expense, assist the Company in obtaining letters patent, copyright registration, or trademark or service mark registration, of the United States or any foreign country, to otherwise protect Company’s interest in any Proprietary Information, or to vest title to any Proprietary Information in Company. These obligations shall continue beyond the expiration or termination of Employee’s employment, regardless of the reason for such termination, with respect to any Proprietary Information conceived, developed, made, or acquired by Employee during the Term and shall be binding upon Employee’s assigns, executors, administrators, and other legal representatives. Notwithstanding the foregoing, Proprietary Information does not include any (i) personal expertise or knowledge or information that is generally known in the industry in which the Company operates, or (ii) know-how of Employee acquired prior to the Effective Date, or (iii) any ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, hardware, circuitry, diagrams, copyrights, copyrightable works, trademarks, service marks, trade names, logos, trade secrets, and any other proprietary information, whether patentable or not, which are conceived, developed, and made or acquired by Employee, alone or jointly with others, in the course of the conduct of the Agile Business to the extent any thereof is assigned to or becomes the property of any third party other than Agile or Employee.

5.4         Non-Competition and Non-Solicitation.

(a)          Non-Competition. For a period equal to the longer of (i) three (3) years following the Effective Date, and (ii) the duration of Employee’s employment with the Company plus one (1) year following the Termination Date (the “Restricted Period”), Employee will not, individually or on behalf of another Person, either directly or indirectly, own or hold any proprietary interest in, or be employed by or receive compensation from, or act on behalf of, any

Person engaged in Competitive Services anywhere in the Territory; provided that the foregoing shall not prohibit Employee from being employed by an insurance company that is not a customer of Company during the Term of this Agreement; from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation. In addition, Employee will not engage in Competitive Services either individually or on behalf of the following Person(s): Guidewire, Accenture, Insurity, ISCS and Computer Science Corp. Notwithstanding anything to the contrary in this Agreement, if Company fails to pay any installment of any applicable Severance Payment which is past due within 5 business days after notice is given by Employee to the Company, the Restricted Period shall terminate and Employee shall have no further obligations under this Section 5.4(a).

(b)          Non-Solicitation. During the Restricted Period, Employee will not, individually or on behalf of another Person, either directly or indirectly, (i) solicit or encourage any Person who is an employee or consultant of Company or any Company Subsidiary to terminate or modify in any respect such individual’s employment or consulting services with Company (other than by means of general solicitations in any media which are not directed at any such Persons), or (ii) solicit or contact any Company Clients for purposes of offering goods or services similar to or competitive with those offered by the Company or a Company Subsidiary to such Company Clients (other than by means of general solicitations in any media which are not directed at any such Persons), or (iii) solicit or contact suppliers of Company or any of Company Subsidiary whose Employee had substantive and regular contact with while employed by Company to terminate or modify any written or oral agreement with Company (other than by means of general solicitations in any media which are not directed at any such Persons). Notwithstanding anything to the contrary in this Agreement, if Company fails to pay any installment of any applicable Severance Payment which is past due within 5 business days after notice is given by Employee to the Company, the Restricted Period shall terminate and Employee shall have no further obligations under this Section 5.4(b).

(c)          Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on Employee’s part of any agreement in this Section 5.4 will cause irreparable damage to Company and its Affiliates, and accordingly Employee agrees that Company shall be entitled as a matter of right, out of any court of competent jurisdiction, to an order restraining any violation or further violation of such agreements by Employee without any requirement that any bond be posted as security for such equitable relief; such Right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have. Employee shall be entitled to seek a declaratory judgment regarding any conduct or enterprise to determine whether or not such conduct is violative of the terms of this Agreement; provided, however, that no suit shall be filed until Employee has given Company at least 30 days to respond to Employee’s written request for permission to undertake certain requested acts. The terms and agreements set forth in this Section 5.4 shall survive the expiration of the Term or the earlier termination of this Agreement for any reason. In the event of any breach of the agreements in Section 5.4, the non-compete and non-solicitation periods provided herein shall be tolled during (i) the time of any breach or (ii) the period prior to the entry of a court order enforcing this Section 5.4, whichever is later.

5.5          Company Defamatory Statements. Company and the Company Subsidiaries will not at any time in any individual or representative capacity whatsoever, make to the media or otherwise in a manner intended to achieve widespread publication or broadcast outside the Company and the Company Subsidiaries or to substantial numbers of employees of the Company or the Company Subsidiaries, oral or written, defamatory statements about Employee provided, however, that any statements made by the Company or the Company Subsidiaries in good faith in response to a subpoena or other court order shall not violate this Agreement and this Section 5.5 does not, in any way, restrict or impede the Company or the Company Subsidiaries from exercising protected Rights to the extent that such Rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

ARTICLE Six

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

6.1         Conflict of Interest. Employee agrees that while employed by Company Employee will disclose to the NACEO (a) any ownership by Employee of a material interest in any corporation or other entity known by Employee to be a supplier, contractor, subcontractor, customer, or other entity with which Company does business or potentially may do business; and (b) any positions held by Employee, including as a director, officer, partner, consultant, employee, agent, or the like, with a supplier, contractor, subcontractor, customer, or other entity with which Employee knows Company does business. Employee further agrees that while employed by Company, Employee (i) will not, without the prior written approval of the NACEO of Company accept, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which Employee knows Company does business or may potentially do business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value, (ii) will not knowingly and intentionally misuse Company’s information or facilities to which Employee has access in a manner which will be detrimental to Company’s interest, such as utilization for Employee’s own benefit of know-how, inventions, or information developed through Company’s business activities, (iii) will not knowingly and intentionally disclose or otherwise misuse of Proprietary Information or other Confidential Information of any kind obtained through Employee’s connection with Company except as required or authorized in the performance of the Employee’s employment duties to Company or with the prior consent of the NACEO in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent), and except as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, (iv) will not own, directly or indirectly (except through retirement funds, mutual funds or similar investment funds), more than a 10% interest in any enterprise in competition with Company (other than Agile so long as it is only conducting the Agile Business), or act as a director officer, consultant, employee or agent of any enterprise which is in competition with Company (other than Agile so long as it is only conducting the Agile Business).

6.2          Corporate Opportunities. Employee acknowledges that during the course of Employee’s employment by Company, Employee may, in his capacity as an employee of Company, be offered or given business or investment opportunities which Company would be financially able to undertake, are within Company’s line of business and in which Company has an interest or a reasonable expectancy, and if taken by Employee would create a conflict interest with Company (a “Corporate Opportunity”). Employee will advise Company of any such Corporate Opportunity and before acting upon them, Employee agrees (a) that Employee will disclose such Corporate Opportunity to the NACEO, and (b) that Employee will not act upon such Corporate Opportunity for Employee’s own benefit or for the benefit of any Person other than Company without first obtaining the consent or approval of Company’s Board (whose consent or approval may be granted or denied solely at the discretion of Company’s Board); provided, that Employee, at Employee’s election, may act upon any such Corporate Opportunity for Employee’s benefit or the benefit of any other Person if Company’s Board has not caused Company to act upon any such Corporate Opportunity within sixty (60) days after disclosure of such Corporate Opportunity to Company by Employee.

ARTICLE Seven

MISCELLANEOUS

7.1         Indemnification. At any time during or after the Term, in the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Employee or Company related to any contest or dispute between the Employee and Company or any of its Affiliates with respect to this Agreement or the Employee’s employment hereunder, by reason of the fact that the Employee is or was a director, officer or employee of Company or any Affiliate of Company, or is or was serving at the request of Company or any of its Affiliates as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Company shall indemnify and hold harmless, and at Employee’s request, defend, Employee from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). The Company shall pay all costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys’ fees) in advance of the final disposition of such litigation upon receipt by Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by Company under this Agreement.

7.2         Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its choice of law rules.

7.3         Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the breach thereof, such dispute shall first be submitted to mediation administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be resolved exclusively by arbitration administered by the American Arbitration Association in accordance with its Commercial Financial Disputes Arbitration Rules, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof pursuant to applicable Law. Such mediation and/or arbitration shall be administered in the State of New York, as the exclusive forum and venue, by the American Arbitration Association in accordance with its Commercial Financial Disputes Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Disputes will be resolved by a single arbitrator unless the parties agree to resolution by three arbitrators. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. This provision for alternative dispute resolution notwithstanding, nothing contained herein is intended to impede the rights to injunctive relief provided for in Sections 5.2 and 5.4.

7.4          Venue. Any litigation arising out of or in connection with this Agreement, whether initiated by Company or Employee, shall be brought in the state court in New York, or the federal district court in New York, NY.

7.5          Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended or modified only in writing executed by Employee and another officer of Company expressly authorized by Company’s Board.

7.6         Notices. Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given when personally delivered to Employee or Company or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail; provided that Employee may give notices of late or non-payment pursuant to Section 5.4 by e-mail to the e-mail address set forth below (which notice shall be deemed delivered and received upon sending). Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. The address for each party for notices hereunder is as follows :

Employee:	William Freitag
110 Ardsley Lane
Alpharetta, GA 30005

Company:	Majesco
5 Penn Plaza, 14th Floor
New York, NY 10001
Attn: Legal Department

e-mail address for purposes of notices pursuant to
Section 5.4:ketanm@majescomastek.com

7.7         Assignability; Binding Nature. This Agreement is binding upon Employee and Employee shall not directly or indirectly assign this Agreement or the Rights and obligations under this Agreement without prior written consent of the NACEO. The Rights and obligations of Company hereunder may be assigned by Company to any Person that (a) succeeds to all or substantially all of the assets of Company through merger, consolidation, liquidation, acquisition of assets, or otherwise, or (b) is a direct or indirect Affiliate of Company, provided that prior thereto such any assignee or successor agrees in writing to assume and perform this Agreement in the same manner and to the same extent that Company would be required to perform obligations hereunder; and provided further that any such an assignment by Company shall not relieve Company of any obligations or liability hereunder in the event of a default by the assignee.

7.8          Withholding; Time and Form of Payment. Any and all payments to be made to Employee or Employee’s estate pursuant to this Agreement shall be subject to all applicable withholding Taxes, and Company may withhold such amounts from benefits payable under this Agreement or from salary, bonuses or other amounts due to Employee from Company or any Affiliate as determined by Company. All amounts that are payable by Company to Employee pursuant to this Agreement shall be paid in United States dollars. Moreover, any such payment that is due to Employee on a day that is not a Business Day shall be payable on the next succeeding Business Day.

7.9          Section 409A.

(a)          It is intended that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), except to the extent that such taxes and penalties arise out of or result from a breach by the Company of the terms of this Agreement or the negligent or erroneous acts or omissions of the Company.

(b)          Employee and Company agree that if Employee is determined to be a “specified employee” as such term is defined in Section 409A of the Code on the Termination Date, any nonqualified deferred compensation (within the meaning of Section 409A of the Code) to which Employee may be entitled under this Agreement upon his separation from service may be required to be postponed to comply with Section 409A of the Code. Thus, Employee and Company agree that, in such event, such nonqualified deferred compensation will, notwithstanding any provision herein to the contrary, instead be paid to Employee on the first day of the seventh calendar month following the Termination Date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. The postponement of the timing of any payments pursuant to this Section 7.9(b) shall not modify Employee’s obligation to deliver to Company the executed full general release in the time period prescribed in the release and to comply with the obligations set forth in Article Five and Article Six of this Agreement.

(c)          All payments to be made upon a termination of employment under the Agreement will only be made upon a “separation from service” under Section 409A. The cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.

(d)          To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)          the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)         any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)        any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.10        Headings. The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

7.11        Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, so that both Company and Employee would be relieved of all obligations arising under such provision, it is the agreement of Company and Employee that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If such amendment is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted therefore. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance by both Company and Employee, then the remainder shall be enforced to the extent permitted by law.

7.12        Survival of Terms. Except as otherwise provided in this Agreement, the Rights and obligations of Company and Employee under the provisions of Article Three, Article Five and this Article Seven of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

7.13        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.14        Waivers. Neither the waiver by Company or Employee of any breach of or default under any provision of this Agreement by the other party, nor the failure of Company or

Employee, on one or more occasions, to enforce any provision of this Agreement or to exercise any Right hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision or Right hereunder.

7.15       Execution by Facsimile. The manual signature of either party hereto that is transmitted to the other party by facsimile shall be deemed for all purposes to be an original signature. Either party that delivers a signature page by facsimile agrees to deliver an original manually signed counterpart of such party’s signature page to the party who requests it promptly after receipt of such request.

7.16       Advice of Counsel. Company has advised Employee to seek the advice of legal counsel of Employee’s choice in respect of the terms and conditions of this Agreement, and Employee, to the extent Employee has deemed advisable or appropriate, has sought the advice of counsel selected by Employee.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

/s/ Ketan Mehta	/s/ William Freitag
Name: Ketan Mehta	William Freitag
Title: President and Chief Executive Officer

[Signature page to Employment Agreement with William Freitag]